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                                                                   EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT


We consent to the inclusion and incorporation by reference in this Post-Effective Amendment No. 1 on Form S-3 to Registration Statement No. 333-20029 of Watson Pharmaceuticals, Inc. on Form S-4 of our report dated February 6, 1997 (except for Note 12, as to which the date is March 7, 1997) relating to the consolidated financial statements of Somerset Pharmaceuticals, Inc. and subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period then ended, appearing in the Annual Report on Form 10-K of Watson Pharmaceuticals, Inc. for the year ended December 31,
1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP


Pittsburgh, Pennsylvania
April 10, 1997